                                                                   EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

         This Agreement made effective as of July 1, 2004 by and between Private Business, Inc., a Tennessee corporation (the "Company"), and Henry M. Baroco (the "Executive").

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                   SECTION I
                                   EMPLOYMENT

         The Company desires to employ the Executive, and the Executive agrees to be employed by the Company upon the terms and conditions provided in this Agreement.

                                   SECTION II
                         POSITION AND RESPONSIBILITIES

         During the Period of Employment, as such term is defined herein below, the Executive agrees to serve as Chief Executive Officer and as a member of the Board of Directors of the Company and to be responsible for the typical management responsibilities expected of a chief executive officer of a similarly-sized publicly-traded and listed company and such other responsibilities as may be assigned to Executive by the Board of Directors of the Company consistent with the responsibilities expected of a chief executive officer of a similarly-sized, publicly-traded and listed company.

                                  SECTION III
                                TERMS AND DUTIES

         A.       Period of Employment.

         The period of Executive's employment under this Agreement shall begin as of July 1, 2004, and shall continue through June 30, 2006 (the "Initial Term"), subject to extension or termination as provided in this Agreement ("Period of Employment"). Upon expiration of the Initial Term, the Period of Employment shall automatically extend for additional one year periods unless either party gives written notice at least one hundred eighty (180) days in advance of the expiration of the then current Period of Employment of such party's intent not to extend the Period of Employment for an additional year.

         B.       Duties.

         During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries; provided, however, that it shall not be a violation of this Agreement for the Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of the Executive's responsibilities under this Agreement. The Executive will perform faithfully the

Chief Executive Officer duties that may be reasonably assigned to him by the Board of Directors of the Company. The Executive shall report directly to the Board of Directors of the Company.

                                   SECTION IV
                                  COMPENSATION

         For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

         A.       Base Salary.

         The Company shall pay the Executive an annual base salary ("Base Salary") of Two Hundred Seventy Five Thousand Dollars ($275,000) for the first year of this Agreement, with increases, if any, thereafter as determined by the Board of Directors in its sole discretion. The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event shall the payments be made less frequently than on a monthly basis. Executive's Base Salary in subsequent years shall not be reduced by the Company.

         B.       Annual Incentive Award.

         The Company shall pay annual incentive compensation awards to the Executive as may be granted by the Board of Directors or the Compensation Committee under any executive bonus or incentive plan in effect from time to time (the "Annual Incentive Award"). Beginning with the first year of the Agreement and continuing thereafter, the Annual Incentive Award to Executive shall be paid pursuant to the attached Schedule A, whereby Executive's bonus shall be calculated as a percentage of his Base Salary based upon the Company's annual pretax net income. The entitlement to such Annual Incentive Award, if any, shall be determined by the Board (or a committee of the Board) no later than thirty (30) days following the filing of the Company's financial statements for the applicable fiscal year with the Securities and Exchange Commission. The Annual Incentive Award, if any, will be paid to the Executive at the end of the Company's immediately succeeding payroll cycle following the determination of the Board (or a committee of the Board).

         C.       Benefits.

         The Company shall provide Executive during the Term any additional compensation and benefits plans or programs maintained by Company from time-to-time in which other senior executives of Company participate on terms comparable to those applicable to such other senior executives generally (commensurate with Executive's position with Company). These benefits currently consist of: four weeks annual vacation; provision of cell phone and other electronic communications devices (including payment for monthly and usages fees related thereto); participation in Company retirement and pension plans; and Company paid insurance benefits described on the attached Schedule B.

         D.       New Stock Option Grants.

         New non-qualified stock option grants shall be made to Executive in accordance with the terms of Schedule C.

         E.       Relocation Expenses.

         The Company shall reimburse Executive for up to Seventy Five Thousand Dollars ($75,000) in relocation expenses associated with his relocation to the Nashville, Tennessee greater metropolitan area. The expenses that may be reimbursed include, but are not limited to, closing costs and realtor fees incurred in the sale and/or purchase of a residence. The Company shall reimburse Executive within thirty (30) days of Executive's submission of such expenses.

                                   SECTION V
                                    BUSINESS

         The Company acknowledges and agrees that Executive shall be based in the Nashville, Tennessee greater metropolitan area and shall on an occasional basis perform his duties and obligations in various other geographic locations. The Company shall reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise.

                                   SECTION VI
                                   DISABILITY

         A.       Effect of Disability.

         In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive's long term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, normal compensation will cease except for any and all payments and/or benefits to be made available to Executive and Executive's spouse under Section XII of this Agreement, earned but unpaid Base Salary and Annual Incentive Awards, which awards would be payable on a prorated basis for the year in which the disability occurred, and all other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive as of the date of Termination.

         B.       Obligations During Disability.

         During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive shall furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

         C.       Definition of Disability.

         The term "disability" will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.

                                  SECTION VII
                                     DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for any and all payments and/or benefits to be made available to Executive and Executive's spouse under Section XII of this Agreement, earned but unpaid Base Salary and the Annual Incentive Award, which will be paid on a prorated basis for that year in which the death occurred, and all other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive as of the date of Termination.

                                  SECTION VIII
                      EFFECT OF TERMINATION OF EMPLOYMENT

         A.       Payments Upon a Without Cause Termination.

         If the Executive's employment terminates due to a Constructive Discharge or a Without Cause Termination, (each as defined later in Paragraph D below), the Company shall pay (no later than thirty (30) days following such Constructive Discharge or Without Cause Termination) the Executive in a lump sum upon such Termination or Constructive Discharge an aggregate amount equal to the sum of (i) one hundred fifty percent (150%) of his Base Salary as in effect at the time of such termination, plus (ii) the average of his Annual Incentive Awards paid for the two prior two years. Any earned but unpaid Base Salary shall also be paid in a lump sum at the time of termination. Such termination shall not relieve the Company of its obligations with respect to any and all payments and/or benefits to be made available to Executive and Executive's spouse under Section XII of this Agreement.

         B.       Payments Upon a Termination for Cause or a Voluntary
                  Termination.

         If the Executive's employment terminates due to a Termination for Cause or a Voluntary Termination or if either party to this Agreement elects not to extend the Period of Employment, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs, all unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive through the date of Termination will be paid to executive, and no other payments will be made by the Company to Executive or on behalf of Executive. Notwithstanding the foregoing, such termination shall not relieve the Company of its obligations with respect to any and all payments and/or benefits to be made available to Executive and Executive's spouse under Section XII of this Agreement. Upon termination of the Executive's employment, the Period of Employment will cease as of the date of the termination.

         C.       Treatment of Options.

         If the terms of Executive's stock options ("Options") or restricted stock granted to the Executive under any stock option program or plan (each and collectively, the "Plan") require Executive to exercise all such options within a specified time period following the termination and Executive is restricted by securities laws from selling the underlying stock within such period, then the Board may in its sole discretion extend the exercise period until such restrictions no longer exist.

         D.       Definitions.

         For this Agreement, the following defined terms shall have the meanings described below:

                  1. A "Termination for Cause" means termination of the Executive's employment by the Company's Board of Directors, by written notice to the Executive specifying the event(s) relied upon for such termination which must be based on, (i) a willful refusal by Executive to substantially follow a lawful order of the Board of Directors, subject, however, to Executive's right to receive written notice of the order not followed by Executive and the opportunity to promptly follow the order; (ii) Executive's willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates as a group (as determined by the Board of Directors in its reasonable judgment); (iii) Executive's indictment or conviction for any felony, which in the reasonable judgment of the Board materially affects Employee's ability to perform his duties pursuant to the Agreement; (iv) Executive's refusal to relocate to the Nashville, Tennessee metropolitan area; or (v) Executive's material breach of his duties, responsibilities and obligations under this Agreement (except due to Executive's incapacity as a result of physical or mental illness) that has not been corrected or remedied within 60 days after Executive's receipt of written notice from the Board specifying such breach; provided, however, (A) such cure period may be extended if Executive is working diligently to cure such breach and reasonably needs an extension to effect such cure, and (B) no such cure period will be provided if, in the Board of Directors' reasonable judgment, such breach cannot be sufficiently corrected or remedied so as to avoid any material detriment to the Company.

                  2. A "Constructive Discharge" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect, including
(i) a change in geographic location of the position (provided such re-location exceeds thirty-five (35) miles); (ii) a reduction in Executive's Base Salary;
(iii) a failure by the Company to require a successor corporation of the Company to honor the terms of this Agreement; or (iv) any material change by the Company in the functions, duties, or responsibilities which would reduce the title, ranking or level, reporting lines, responsibility, importance or scope of the Executive's position. The Executive shall provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge.

                  3. A "Without Cause Termination" means a termination of the Executive's employment (a) by the Company for any reason other than a Termination for Cause or as a result of the death or disability of Executive; or (b) by Executive as a result of a Constructive Discharge.

                  4. A "Voluntary Termination" means a termination of the Executive's employment by the Executive not as a result of a Constructive Discharge.

                                  SECTION VIII
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A.       Cooperation.

         The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B.       Confidential Information.

         The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or for an eighteen (18) month period thereafter except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any confidential information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of confidential information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, and similar documents relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company. For purposes of this Agreement "confidential information" does not include (i) information that is or becomes generally available to the public other than as a result of disclosure by Executive or by another party in violation of a similar obligation of confidentiality, (ii) information that is or becomes available to Executive on a non-confidential basis from a source not subject to a confidentiality obligation to Company, (iii) information that was in Executive's possession on a non-confidential basis prior to Company's disclosure to Executive, or (iv) information that is independently developed by Executive without the use of the confidential information after the Term.

         C.       Protection of Company Business Interests.

         During the Period of Employment and for a eighteen (18) month period following termination of the Period of Employment, so long as the Company is in compliance in all material respects with its obligations under the Agreement: (i) the Executive without prior express written approval by the Board of Directors of the Company shall not directly or indirectly own or hold any Proprietary Interest (as defined below) in or be employed by or receive compensation from any party engaged in competition with the business of the Company or the Company's product lines as they existed upon termination of the Period of Employment;
(ii) the Executive without express prior written approval from the Board of Directors, will not solicit any of the then current clients of the Company or discuss with any employee of the Company information related to the operation of any business intended to compete with the Company; and (iii) the Executive will not directly or indirectly hire any employee of the Company during the period while such person is an employee of the Company or for a period of six
(6) months thereafter or solicit or encourage any such employee to leave the employ of the Company. For the purposes of the Agreement, a "Proprietary Interest" means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, other than ownership of less than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.

         D.       Non-Disparagement.

         During the Period of Employment and following termination of the Period of Employment, the Executive shall not disparage, verbally or in writing, the Company or any of its employees, officers, or directors.

         E.       Remedies.

         The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security.

         F.       Effect of Breach by the Company.

         The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement that has not been corrected or remedied within thirty (30) days after Company's receipt of written notice from the Executive specifying such default.

         G.       Scope of Restrictions.

         If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.

                                   SECTION IX
                          INDEMNIFICATION, LITIGATION

         The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred by Executive in connection with any action, suit or proceeding brought by a third-party to which he may be made a party by reason of being a director or an officer of the Company. The Company will use its best efforts to obtain directors and officers liability insurance covering the Executive in an amount and with terms and provisions reasonably acceptable to Executive. In the event the Company obtains such insurance for any employee, officer, director or affiliate, the Company shall cause such insurance to cover Executive.

                                   SECTION X
                               CHANGE IN CONTROL

         A.       Effect of Change-in-Control.

         In the event there is a Change in Control (as defined below) and the obligations of this Agreement are not assumed, the Company shall pay the Executive the amounts that would be due under this Agreement as if a "Without Cause Termination" had occurred.

         B.       Definition of Change-in-Control.

         A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act")), shall acquire more than fifty percent (50%) of the outstanding Voting securities of the Company (whether directly, indirectly, beneficially, or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13 d-3
(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

         C.       Excise Tax Indemnification.

         If the Internal Revenue Service asserts, or if Executive or the Company is advised in writing by a nationally recognized accounting firm, that any payment in the nature of compensation to, or for the benefit of, Executive from the Company (or any successor in interest) constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a change in the ownership of effective control of the Company (collectively, the "Excess Parachute Payments") the Company shall pay to Executive, on demand, a cash sum sufficient (on a grossed-up basis) to indemnify Executive and hold him harmless from the following (the "Tax Indemnity Payment"):

                  (i) The amount of excise tax under section 4999 of the Internal Revenue Code on the entire amount of the Excess Parachute Payments and all Tax Indemnity Payments to Executive pursuant to this subsection C;

                  (ii) The amount of all estimated local, state, and federal income taxes on all Tax Indemnity Payments to Executive pursuant to this subsection C (determined in each case at the highest marginal tax rate); and

                  (iii) The amount of any fines, penalties, or interest that have been or potentially will be, assessed in respect of any excise or income tax described in the preceding clauses (i) or (ii); so the amounts of Excess Parachute Payments received by Executive will not be diminished by an excise tax imposed under section 4999 of the Internal Revenue Code or by any local, state, or federal income tax payable in respect of the Tax Indemnity Payments received by Executive pursuant to this subsection C.

                                   SECTION XI
                               WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and Executive with respect to the subject matter and supersedes any and all prior employment or severance agreements between the Company, and its affiliates, and the Executive. Notwithstanding the foregoing, the Company and Executive both hereby agree to the following and acknowledge that the following obligations shall survive termination of the Period of Employment:

         A. The Company shall pay Executive the Four Hundred Sixty Five Thousand Dollar ($465,000) due to Executive under the 2003 amendment to Executive's prior employment agreement by paying to Executive the sum of Twenty Thousand Dollars ($20,000) per month beginning June 1, 2004, and continuing on the first day of each month thereafter for twenty three (23) months, with the balance of Five Thousand Dollars ($5,000) due on May 1, 2006.

         B. For the period from the Termination Date, which includes termination for any reason including death and disability, until the date Executive reaches the age sixty-five (65) (or, with respect to benefits provided to Executive's spouse, until the date Executive's spouse reaches the age sixty-five (65)) (the "Continuation Period"), the Company shall at its expense on behalf of the Executive and his spouse arrange for the continuation of the insurance benefits as described on Schedule B. Nothing provided herein shall be construed to limit Executive's post-employment continuation rights under COBRA, and to the extent any such benefits are continued pursuant to COBRA, the Company shall periodically reimburse Executive for his out-of-pocket premiums for benefits continued pursuant to COBRA. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Paragraph shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

                                  SECTION XIII
              ASSIGNMENT; CONSOLIDATION, MERGER OR SALE OF ASSETS

         Neither Company nor Executive may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party; provided that nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity and to assign this Agreement and all obligations and undertakings of the Company hereunder in connection therewith without the consent of Executive. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation or entity and this Agreement shall continue in full force and effect. This Section XIII is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section X.

                                  SECTION XIV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XV
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Tennessee its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

         Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                  SECTION XVI
                                    NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to such addresses as may have been furnished by one party to the other party in writing.

                                  SECTION XVII
                               BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                        PRIVATE BUSINESS, INC.

                                        By: /s/ Gerard M. Hayden, Jr.
                                            -----------------------------------
                                        Title: Chief Financial Officer
                                               --------------------------------


                                        EXECUTIVE:

                                        /s/ Henry M. Baroco
                                        ---------------------------------------
                                        Henry M. Baroco

                                  SCHEDULE A

                                 BONUS SCHEDULE

                 EXECUTIVE'S BONUS CALCULATION FOR FISCAL 2004


ACTUAL $ OF COMPANY PRETAX                              BONUS (AS PERCENTAGE OF SALARY)
  NET INCOME(1) IN 2004                                    TO BE PAID TO EXECUTIVE

    if less than $3,218,850                                         0%
if between $3,218,850 and $3,830,707                               33%
if between $3,830,707 and $4,442,563                               75%
if between $4,442,563 and $5,972,204                              100%
   if greater than $5,972,204                                     125%

                 EXECUTIVE'S BONUS CALCULATION FOR FISCAL 2005

ACTUAL $ OF PRETAX                                    BONUS (AS A PERCENTAGE OF
NET INCOME IN 2005                                 SALARY) TO BE PAID TO EXECUTIVE

if Pretax Net Income for 2005 is below
   80% of Budgeted Amount(2)                                     0%
if Pretax Net Income for 2005 is between
   80% and 90% of Budgeted Amount                               33%
if Pretax Net Income for 2005 is between
   90% and 100% of Budgeted Amount                              75%
if Pretax Net Income for 2005 is
   between 100% and 125% of Budgeted
               Amount                                          100%
          Greater than 125%                                    150%


Executive's bonus calculation after fiscal 2005 shall be based upon the foregoing formula, pro rated for partial years as appropriate.

---------
(1) For purposes of this Schedule A, Pretax Net Income shall mean the actual pretax net income of the Company for the fiscal year after giving effect to payments of Executive's bonus payment as provided for in this Agreement. The targets are based upon budgeted amounts for fiscal 2004 less $1,676,000 of one-time charges related to the January 2004 Lightyear transaction.

(2) The Budgeted Amount shall be an amount determined by the Company's Board of Directors following Fiscal 2004.

                                   SCHEDULE B

                       DESCRIPTION OF INSURANCE BENEFITS

During the Period of Employment or as otherwise agreed to the Company will continue to provide and pay the insurance premiums listed below:

PLAN                                                      COVERED
                                                          PERSONS

Medical -- BuyUp Plan                                   Employee + 1
(Company pays deductibles)

Dental                                                  Employee + 1
(Company pays deductibles)

Vision                                                  Employee + 1
(Company pays deductibles)

Short Term Disability, Long Term
Disability, AD & D, Group Life                          Employee Only
(Company pays deductibles)

Supplemental Income Protection
(Company pays deductibles)                              Employee Only

Voluntary Benefit -- Accident,
Cancer, Hospital & Intensive
Care                                                    Employee + 1
(Company pays deductibles)

                                   SCHEDULE C

                               NEW OPTION GRANTS

The Compensation Committee has adopted, and the Company's shareholders have approved a new stock option plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, the Company will issue to Executive immediately following approval of this Employment Agreement, an option to purchase one hundred thousand (100,000) shares of common stock with a fair market value exercise price. Executive's options will not vest until the seventh anniversary of the grant and only then if Executive is still employed by the Company or its successor; provided, however, that in each of the first five years of the option term, Executive shall receive accelerated vesting with respect to twenty thousand (20,000) options if (but only if) the Company achieves pre-determined profitability levels as established by the Board of Directors in its sole discretion sufficient to result in a payout of 100% of the cash bonus in Executive's employment contract. Vesting of the options shall not be accelerated upon a change-in-control transaction, and the Company shall cause any successor to the Company in a change-in-control transaction to assume the Company's obligations thereunder. In the event that Executive's employment under this Agreement is terminated, such options may be exercised, to the extent then vested and not previously exercised, in accordance with the provisions of the Stock Option Plan.